UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21001	95-4090463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 737-0930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2005, the Board of Directors of NMT Medical, Inc. (the “Company”) adopted an amendment to the Company’s director compensation program relating to the Board’s Lead Director. Effective immediately following the Company’s 2005 Annual Meeting of Shareholders, the Company’s Lead Director, currently Cheryl L. Clarkson, will be granted an option to acquire 2,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), at an exercise price per share equal to the then fair market value of the Common Stock on the date of grant (the “Lead Director Grant”). The terms and conditions of the Lead Director Grant will be substantially similar to the Company’s annual option grants made to members of the Board of directors generally. The Lead Director Grant will be in addition to any other option grant or other award that the Lead Director may otherwise be entitled to as a result of such director’s Board and committee membership and participation

On March 10, 2005, the Board of Directors of the Company awarded John E. Ahern, the Company’s President and Chief Executive Officer, a cash bonus in the amount of $52,500 relating to the Company’s achievement of certain performance objectives during 2004, including the Company’s progress relating to the MIST clinical trial and the achievement of certain operational and asset management objectives. The bonus is payable immediately.

On March 10, 2005, the Board of Directors awarded Richard E. Davis, the Company’s Vice President and Chief Financial Officer, a cash bonus in the amount of $75,000 relating to the Company’s achievement of certain performance objectives during 2004, including the achievement of certain expense and asset management objectives. The bonus is payable immediately.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 15, 2005, R. John Fletcher, a member of the Board of Directors of the Company since 1996, provided notice of his voluntary resignation as a member of the board for personal reasons. There are no disagreements between Mr. Fletcher and the Company on any matters relating to the Company’s operations, policies or practices. Mr. Fletcher’s resignation was effective as of March 11, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMT MEDICAL, INC.

Date: March 15, 2005	By:	/s/ Richard E. Davis
Richard E. Davis Vice President and Chief Financial Officer